UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 30, 2013
(Date of earliest event reported)

Crystal Rock Holdings, Inc.
(Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-31797 (Commission File Number)	03-0366218 (IRS Employer Identification Number)

1050 Buckingham St., Watertown, CT (Address of principal executive offices)		06795 (Zip Code)
860-945-0661 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On September 30, 2013, Crystal Rock LLC, our wholly owned subsidiary, entered into an Agreement of Purchase and Sale with Universal Business Equipment Corp. (“Universal”).  Under the terms of the Agreement, we have acquired the assets of Universal effective October 1, 2013, for $2.2 million and will immediately begin to integrate them our daily business operations.  Itemization of the purchase price is as follows:

Cash paid to sellers and lessors at closing	$962,000
Held in escrow	200,000
Obligations (net) assumed	1,088,000
Total	$2,250,000

The amount held in escrow is for post-closing adjustments due to the buyer or seller.  If that is the case, the amount will be adjusted accordingly by agreement of both parties and paid within 81 days of the closing.  The obligations assumed are accounts payable in the normal course of business, netted with accounts receivable acquired.

The integration of Universal’s assets into our business includes hiring approximately 15 of the former Universal employees.  The Agreement provides for employment agreements for some of the new employees, none of whom will be an executive officer of Crystal Rock.  These employment agreements were entered into simultaneously with the Agreement.  Assets acquired include trucks, office and computer equipment, inventory, and software licensing agreements.

In connection with this transaction, on September 30, 2013 we amended our Credit Agreement with Bank of America to permit this acquisition by slightly increasing the maximum value of a transaction that we can carry out without seeking the Bank’s approval.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number                                Description

99.1	Press Release of Crystal Rock Holdings, Inc. dated September 30, 2013

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2013	CRYSTAL ROCK HOLDINGS, INC.

By: /s/ Bruce S. MacDonald
Bruce S. MacDonald
Chief Financial Officer

Exhibits Filed Herewith

Exhibit
Number                                Description

99.1	Press Release of Crystal Rock Holdings, Inc. dated September 30, 2013